Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of the SunAmerica Money Market Fund and SunAmerica Municipal Money Market Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Disclosure of Portfolio Holdings Policies and Procedures” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, TX

April 28, 2006